Exhibit 99.1

American Financial Group, Inc. Announces Third Quarter Results and Declares Special Dividend

•	Net earnings per share of $2.09; includes ($0.36) per share in after-tax non-core items

•	Core net operating earnings $2.45 per share, an increase of 9% from the prior year period

•	Third quarter annualized ROE of 15.7%; annualized core operating ROE of 18.3%

•	7% overall renewal rate increase excluding workers’ compensation

•	Board of Directors declares $1.50 per share special dividend, payable November 22, 2023

•	Full year 2023 core net operating earnings guidance unchanged at $10.15 to $11.15 per share

CINCINNATI – November 1, 2023 – American Financial Group, Inc. (NYSE: AFG) today reported 2023 third quarter net earnings of $177 million ($2.09 per share) compared to $165 million ($1.93 per share) in the 2022 third quarter. Net earnings for the 2023 third quarter included net after-tax non-core items that reduced net income by $31 million ($0.36 per share loss). By comparison, net earnings for the 2022 third quarter included after-tax non-core items that reduced net income by $27 million ($0.31 per share loss). Other details may be found in the table on the following page.

Core net operating earnings were $208 million ($2.45 per share) for the 2023 third quarter, compared to $192 million ($2.24 per share) in the 2022 third quarter. The increase was due primarily to higher year-over-year net investment income, which was partially offset by lower underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations. Additional details for the 2023 and 2022 third quarters may be found in the table below. Core net operating earnings for the third quarters of 2023 and 2022 generated annualized returns on equity of 18.3% and 17.1%, respectively.

	Three Months Ended September 30,
Components of Pretax Core Operating Earnings	2023	2022	2023	2022	2023	2022
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$273	$253	$25	$36	$298	$289
Other expenses	(22)	(26)	—	—	(22)	(26)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	232	208	25	36	257	244
Related provision for income taxes	44	44	5	8	49	52

Core Net Operating Earnings	$188	$164	$20	$28	$208	$192

Core Operating Earnings Per Share	$2.21	$1.91	$0.24	$0.33	$2.45	$2.24
Weighted Avg Diluted Shares Outstanding	84.7	85.4	84.7	85.4	84.7	85.4

AFG’s book value per share was $47.31 at September 30, 2023. During the third quarter of 2023, AFG paid cash dividends of $0.63 per share and repurchased $86 million of its common stock at an average price per share of $112.28. For the three months ended September 30, 2023, AFG’s growth in book value per share plus dividends was 1.9% and year to date, growth in book value per share plus dividends was 11.9%. Annualized return on equity was 15.7% and 14.7% for the third quarters of 2023 and 2022, respectively.

Adjusted book value per share, which excludes unrealized gains (losses) related to fixed maturities, was $53.90 at September 30, 2023. For the three months ended September 30, 2023, AFG’s growth in adjusted book value per share plus dividends was 3.1%. Year to date, growth in adjusted book value per share plus dividends was 11.3%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Components of net earnings:
Core operating earnings before income taxes	$257	$244	$823	$930
Pretax non-core items:
Realized gains (losses)	(23)	(35)	(71)	(143)
Gain (loss) on retirement of debt	—	1	1	(10)
Special A&E charges	(15)	—	(15)	—

Earnings before income taxes	219	210	738	777
Provision (credit) for income taxes:
Core operating earnings	49	52	166	192
Non-core items	(7)	(7)	(17)	(37)

Total provision for income taxes	42	45	149	155

Net earnings	$177	$165	$589	$622

Net earnings:
Core net operating earnings(a)	$208	$192	$657	$738
Non-core items:
Realized gains (losses)	(19)	(28)	(57)	(113)
Gain (loss) on retirement of debt	—	1	1	(7)
Special A&E charges	(12)	—	(12)	—
Other	—	—	—	4

Net earnings	$177	$165	$589	$622

Components of earnings per share:
Core net operating earnings(a)	$2.45	$2.24	$7.72	$8.65
Non-core Items:
Realized gains (losses)	(0.21)	(0.32)	(0.65)	(1.32)
Gain (loss) on retirement of debt	—	0.01	0.01	(0.09)
Special A&E charges	(0.15)	—	(0.15)	—
Other	—	—	—	0.05

Diluted net earnings per share	$2.09	$1.93	$6.93	$7.29

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $1.50 per share of American Financial Group common stock. The dividend is payable on November 22, 2023, to shareholders of record on November 13, 2023. The aggregate amount of this special dividend will be approximately $126 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.71 per share most recently paid on October 25, 2023. With this special dividend, the Company has declared $5.50 per share in special dividends in 2023.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased with AFG’s performance during the third quarter. We achieved an annualized core operating return of over 18% in the quarter, with strong underwriting results despite elevated catastrophe losses during the quarter. These strong results, coupled with meaningfully higher year-over-year investment income and effective capital management, enable us to continue to create value for our shareholders.

“AFG had approximately $660 million of excess capital at September 30, 2023, which includes parent company cash and investments of $364 million. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Craig and Carl Lindner continued, “Based on the results reported in the first nine months of the year and expectations for the remainder of the year, we continue to expect AFG’s 2023 core net operating earnings to be in the range of $10.15 to $11.15 per share. Our guidance reflects our updated expectations of a below average crop year, offset by higher-than-previously expected net investment income. At the midpoint of the range, our revised guidance would produce a core return on equity of approximately 20%.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations reported underwriting profit of $143 million in the 2023 third quarter, compared to $158 million in the 2022 third quarter, a 9% decrease. A higher frequency of lower severity convective storms throughout the 2023 period resulted in catastrophes losses of $56 million, compared to $51 million in the prior year period, which included the impact of Hurricane Ian. Higher year-over-year underwriting profit in our Property and Transportation and Specialty Financial Groups was more than offset by lower underwriting profit in our Specialty Casualty Group.

The third quarter 2023 combined ratio was a strong 92.2%, 1.1 points higher than the 91.1% reported in the comparable prior year period and included 3.0 points in catastrophe losses. By comparison, catastrophe losses in the third quarter of 2022 added 2.5 points to the combined ratio. Third quarter 2023 results benefitted from 2.3 points of favorable prior year reserve development, compared to 3.1 points in the third quarter of 2022.

Third quarter 2023 gross written premiums were flat and net written premiums were up 4% when compared to the third quarter of 2022, reflecting a larger percentage of crop insurance premium written in the second quarter of 2023 (rather than the third quarter of 2023 when compared to the 2022 period) due to the earlier planting of corn and soybeans, as well as the impact of lower 2023 spring commodity futures pricing and related volatility. Excluding our crop business, gross and net written premiums grew by 7% and 10%, respectively, when compared to the prior year period. Year-over-year growth was reported within most of our Specialty P&C businesses as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment. Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 7% for the quarter, two points higher than the previous quarter. Including workers’ compensation, renewal rates were up approximately 5%, one point higher than renewal increases reported in the prior quarter. We are achieving renewal rate increases in excess of prospective loss ratio trends where we need them to meet targeted returns.

The Property and Transportation Group reported 2023 third quarter underwriting profit of $42 million, compared to $39 million in the third quarter of 2022. Higher underwriting profit in our transportation, property & inland marine, and ocean marine businesses was partially offset by lower profitability in our agricultural businesses. Catastrophe losses in this group were $14 million in the third quarter of 2023, compared to $13 million in the comparable 2022 period. Overall, the businesses in the Property and Transportation Group achieved a 94.8% calendar year combined ratio in the third quarter, an improvement of 0.6 points from the comparable period in 2022.

Gross and net written premiums for the third quarter of 2023 were 8% and 6% lower, respectively, than the comparable 2022 period. The year-over-year decrease reflects the previously discussed impacts of earlier planting of corn and soybeans and spring commodity futures pricing and related volatility on premiums in our crop insurance business. Excluding our crop business, gross and net written premiums grew by 2% and 4%, respectively, when compared to the 2022 third quarter. Most of the businesses in this group reported growth in gross and net written premium during the quarter as the result of higher rates, new business opportunities and organic growth. Overall renewal rates in this group increased 6% on average for the third quarter of 2023, consistent with renewal rates achieved in the second quarter of 2023.

The Specialty Casualty Group reported a 2023 third quarter underwriting profit of $78 million, compared to $118 million in the third quarter of 2022, reflecting lower levels of favorable prior year reserve development in our workers’ compensation businesses and lower underwriting profit in our targeted markets businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group were $17 million and $3 million in the third quarters of 2023 and 2022. The businesses in the Specialty Casualty Group achieved a strong 89.4% calendar year combined ratio overall in the third quarter, 6.8 points higher than the exceptionally strong results achieved in the comparable prior year period.

Third quarter 2023 gross and net written premiums increased 4% and 7%, respectively, when compared to the same prior year period. Factors contributing to the year-over-year growth included payroll growth in our workers’ compensation businesses; new business opportunities, strong policy retention and rate increases in several of our targeted market businesses; and new business opportunities and higher policy renewals in our excess and surplus lines business. This growth was partially offset by lower year-over-year premiums in our mergers & acquisitions liability and executive liability businesses. Excluding workers’ compensation, renewal pricing for this group was up 8% in the third quarter (up 5% including workers’ compensation), a two-point improvement over the renewal pricing in the previous quarter.

The Specialty Financial Group reported an underwriting profit of $29 million in the third quarter of 2023, compared to $15 million in the third quarter of 2022. The year-over-year increase was primarily the result of lower catastrophe losses attributable to our financial institutions business. Catastrophe losses for this group were $22 million in the third quarter of 2023, compared to $34 million in the prior year quarter. This group reported a combined ratio of 87.6% for the third quarter of 2023, an improvement of 3.7 points over the prior year period.

Third quarter 2023 gross and net written premiums in this group were up 39% and 48%, respectively, when compared to the prior year period. While nearly all businesses in this group reported year-over-year growth, our financial institutions business was the primary driver of the higher premiums. Renewal pricing in this group was up 5% for the quarter.

Carl Lindner III stated, “I’m pleased with our third quarter results, which included higher year-over-year operating earnings in our P&C Segment despite the higher frequency of catastrophe losses during the quarter. Underwriting margins continue to be strong, and we are seeing opportunities to grow our Specialty P&C businesses through increasing exposures, new opportunities, and a continued favorable pricing environment. Our diversified portfolio of Specialty P&C businesses continues to meet or exceed targeted returns.

Mr. Lindner added, “Based on results through the first nine months and the updated expectation of a below average crop year, we now expect an overall 2023 calendar year combined ratio in the range of 90% to 92%. We have increased our guidance for net written premiums and now expect net written premiums to be 6% to 8% higher than the $6.2 billion reported in 2022. This compares to our previous guidance of growth in the range of 5% to 8% and will establish a record for net written premiums for the year.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

A&E Reserves

During the third quarter of 2023, AFG conducted an in-depth comprehensive review of its asbestos and environmental (A&E) exposures relating to the run-off operations of its P&C Group. During the 2023 review, no new trends were identified, and recent claims activity was generally consistent with our expectations resulting from our in-depth reviews in 2022 and 2021 and our most recent external study in 2020. As a result, and consistent with the internal review in the third quarter of 2022, the 2023 review resulted in no net change to the P&C Group’s A&E reserves.

At September 30, 2023, the P&C Group’s insurance reserves include A&E reserves of $374 million, net of reinsurance recoverables. At September 30, 2023, the property and casualty insurance segment’s three-year survival ratios were 22.7 times paid losses for asbestos reserves, 18.9 times paid losses for environmental reserves and 20.8 times paid losses for total A&E reserves. These ratios compare favorably with industry data compiled by S&P Global Market Intelligence as of December 31, 2022, which indicate that industry survival ratios were 8.6 times paid losses for asbestos, 7.3 times paid losses for environmental, and 8.3 times paid losses for total A&E reserves.

The 2023 in-depth comprehensive review also encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the study, AFG recorded a special non-core A&E charge to increase its liabilities for environmental exposures by $15 million ($12 million after-tax), due primarily to changes in the scope and costs of investigation and an increase in estimated remediation costs at a limited number of sites.

Investments

Net Investment Income – For the quarter ended September 30, 2023, property and casualty net investment income was approximately 17% higher than the comparable 2022 period. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended September 30, 2023, increased 33% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 4.2% for the 2023 third quarter compared to 7.1% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2022, was approximately 14%. Our guidance for the full year 2023 continues to assume a return of approximately 9% on alternative investments.

Non-Core Net Realized Gains (Losses) – AFG recorded third quarter 2023 net realized losses of $19 million ($0.21 per share loss) after tax, which included $6 million ($0.07 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at September 30, 2023, to fair value. AFG recorded net realized losses of $28 million ($0.32 per share loss) in the comparable 2022 period.

After-tax unrealized losses related to fixed maturities were $555 million at September 30, 2023. Our portfolio continues to be high quality, with 93% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2023 third quarter results at 11:30 a.m. (ET) tomorrow, Thursday, November 2, 2023. Simplified event registration and access provides two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2023-20

AMERICAN FINANCIAL GROUP, INC., AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenues
P&C insurance net earned premiums	$1,855	$1,767	$4,799	$4,462
Net investment income	168	151	583	549
Realized gains (losses) on:
Securities	(19)	(35)	(67)	(143)
Subsidiaries	(4)	—	(4)	—
Income of managed investment entities:
Investment income	105	75	321	175
Gain (loss) on change in fair value of assets/liabilities	16	(5)	12	(25)
Other income	43	31	100	93

Total revenues	2,164	1,984	5,744	5,111
Costs and expenses
P&C insurance losses & expenses	1,736	1,621	4,419	3,934
Interest charges on borrowed money	19	19	57	65
Expenses of managed investment entities	105	62	303	148
Other expenses	85	72	227	187

Total costs and expenses	1,945	1,774	5,006	4,334

Earnings before income taxes	219	210	738	777
Provision for income taxes	42	45	149	155

Net earnings	$177	$165	$589	$622

Diluted earnings per common share	$2.09	$1.93	$6.93	$7.29

Average number of diluted shares	84.7	85.4	85.1	85.3

Selected Balance Sheet Data:	September 30, 2023	December 31, 2022
Total cash and investments	$14,794	$14,512
Long-term debt	$1,474	$1,496
Shareholders’ equity(b)	$3,981	$4,052
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,536	$4,578
Book value per share(b)	$47.31	$47.56
Book value per share (excluding unrealized gains/losses related to fixed maturities)(b)	$53.90	$53.73
Common Shares Outstanding	84.1	85.2

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2023	2022		2023	2022
Gross written premiums	$3,140	$3,153	—%	$7,664	$7,212	6%

Net written premiums	$2,061	$1,984	4%	$5,247	$4,868	8%

Ratios (GAAP):
Loss & LAE ratio	66.7%	66.4%		61.8%	59.1%
Underwriting expense ratio	25.5%	24.7%		29.5%	28.3%

Specialty Combined Ratio	92.2%	91.1%		91.3%	87.4%

Combined Ratio – P&C Segment	92.3%	91.2%		91.3%	87.5%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$1,592	$1,737	(8%)	$3,523	$3,459	2%
Specialty Casualty	1,226	1,184	4%	3,299	3,108	6%
Specialty Financial	322	232	39%	842	645	31%

	$3,140	$3,153	—%	$7,664	$7,212	6%

Net Written Premiums:
Property & Transportation	$905	$959	(6%)	$2,125	$2,092	2%
Specialty Casualty	829	777	7%	2,244	2,073	8%
Specialty Financial	261	176	48%	685	512	34%
Other	66	72	(8%)	193	191	1%

	$2,061	$1,984	4%	$5,247	$4,868	8%

Combined Ratio (GAAP):
Property & Transportation	94.8%	95.4%		93.6%	92.2%
Specialty Casualty	89.4%	82.6%		87.8%	81.1%
Specialty Financial	87.6%	91.3%		89.6%	83.9%
Aggregate Specialty Group	92.2%	91.1%		91.3%	87.4%

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(14)	$(15)	$(72)	$(79)
Specialty Casualty	(22)	(42)	(73)	(140)
Specialty Financial	(10)	(11)	(24)	(39)
Other Specialty	2	12	—	27

Specialty Group	(44)	(56)	(169)	(231)
Other	1	3	1	5

Total Reserve Development	$(43)	$(53)	$(168)	$(226)

Points on Combined Ratio:
Property & Transportation	(1.7)	(1.8)	(3.9)	(4.4)
Specialty Casualty	(2.9)	(6.3)	(3.4)	(7.1)
Specialty Financial	(4.2)	(6.3)	(3.8)	(7.8)
Aggregate Specialty Group	(2.3)	(3.1)	(3.5)	(5.2)
Total P&C Segment	(2.3)	(3.0)	(3.5)	(5.1)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Core Operating Earnings before Income Taxes:
P&C insurance segment	$298	$289	$947	$1,056
Interest and other corporate expenses	(41)	(45)	(124)	(126)

Core operating earnings before income taxes	257	244	823	930
Related income taxes	49	52	166	192

Core net operating earnings	$208	$192	$657	$738

b)

Shareholders’ Equity at September 30, 2023, includes $555 million ($6.59 per share) in unrealized after-tax losses related to fixed maturities compared to $526 million ($6.17 per share) in unrealized after-tax losses related to fixed maturities at December 31, 2022.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products, and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.